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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

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                                SCHEDULE 14D-9

                                (RULE 14d-101)
              Solicitation/Recommendation Statement Pursuant to
           Section 14(d)(4) of the Securities Exchange Act of 1934

                       SOUTHWESTERN LIFE HOLDINGS, INC.
                          (Name of Subject Company)

                       SOUTHWESTERN LIFE HOLDINGS, INC.
                     (Name of Person(s) Filing Statement)

                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
                        (Title of Class of Securities)

                                  845606102
                    (CUSIP Number of Class of Securities)

                                JAMES L. YOUNG
        Senior Vice President, General Counsel and Assistant Secretary
                       SOUTHWESTERN LIFE HOLDINGS, INC.
                           717 NORTH HARWOOD STREET
                             DALLAS, TEXAS 75201
                                (214) 954-7111
         (Name, Address and Telephone Number of Person Authorized to
               Receive Notices and Communications on Behalf of
                       the Person(s) Filing Statement)

                               ----------------

                                WITH A COPY TO

                              THOMAS A. ROBERTS
                          WEIL, GOTSHAL & MANGES LLP
                               767 FIFTH AVENUE
                              NEW YORK, NY 10153
                                (212) 310-8000

[X] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.


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                                  EXHIBIT INDEX


EXHIBIT NO.                        DESCRIPTION
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    99.1                           Press Release dated as of April 27, 2001


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